Exhibit 99.1

Red Cat Receives Order for 200 Long-Range, High-Speed Drones for Ukrainian Deployment

SAN JUAN, Puerto Rico, May 10, 2023 -- Red Cat Holdings, Inc. (Nasdaq: RCAT) (“Red Cat” or the “Company”), a military technology company integrating robotic hardware and software to protect and support the warfighter, announces that it will fulfill a purchase order to provide 200 long-range, high-speed FPV (first-person view) drones to Ukrainian drone pilots engaged in conflict with Russia.

The FPV drones will be delivered to Ukraine in June. The drones to be shipped have the highest power-to-weight ratio in the drone industry, offering increased maneuverability, especially when combined with the FPV functionality of the drones.

These FPV drones can also fly in GPS-denied and GPS-jammed battlefield conditions.

“Fortunately, Red Cat has the U.S. manufacturing capacity required to quickly deliver on such orders,” said Red Cat CEO Jeff Thompson. “We are pleased to provide our product to Ukrainian drone pilots, and we look forward to continuing to engage with them, including by providing our new nighttime drone, the Teal 2. Much of drone activity is performed at night, and the Teal 2 is at the forefront of nighttime drone capabilities.”

Officially launched last month, the Teal 2 is designed to Dominate the Night™ and is equipped with Teledyne FLIR’s new Hadron 640R sensor. This provides end-users with the highest resolution thermal imaging in a small (Group 1) form factor and is optimized for nighttime operations. Red Cat’s other technology partners for the Teal 2 include Athena AI, Reveal Technology, and Tomahawk Robotics.

About Red Cat Holdings, Inc.

Red Cat (Nasdaq: RCAT) is a military technology company that integrates robotic hardware and software to provide critical situational awareness and actionable intelligence to on-the-ground warfighters and battlefield commanders. Its mission is to enhance the effectiveness and safety of military operations domestically and globally – and to “Dominate the Night™.” Red Cat’s suite of solutions includes Teal Drones, developer of the Teal 2, a small unmanned system with the highest resolution imaging for nighttime operations, and Skypersonic, a leading provider of unmanned aircraft for interior spaces and other dangerous environments. Learn more at https://www.redcatholdings.com.

Forward-Looking Statements
This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will," "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.

Contacts

NEWS MEDIA:
Anthony Priwer

Dalton Agency
Phone: (615) 515-4891
Email: apriwer@daltonagency.com

INVESTORS:
CORE IR
Phone: (516) 222-2560
Email: investors@redcat.red
Website: https://www.redcatholdings.com